TII NETWORK TECHNOLOGIES
REPORTS FOURTH QUARTER AND FULL YEAR 2010 RESULTS

EDGEWOOD, NY – March 31, 2011 – Tii Network Technologies, Inc. (Nasdaq: TIII), a leader in designing, manufacturing and marketing network products for the communications industry, today reported results of operations for the three and twelve months ended December 31, 2010.

Net sales for the three months ended December 31, 2010 were $17,785,000 compared to $7,734,000 for the three months ended December 31, 2009, an increase of $10,051,000 or 130%.  Of the increase, $8,414,000 or 84% was due to sales from Tii’s newly acquired Porta Copper Products Division, which is included in Tii’s financial results since May 20, 2010.  Net sales in 2010 were $54,498,000 compared to $27,437,000 in 2009, an increase of $27,061,000 or 99%.  Post-acquisition sales contributed by the Porta Copper Products Division were $17,818,000 during 2010, accounting for 66% of the total sales increase.  Porta Copper Products Division sales were at a higher run rate in 2010 than we expect going forward due to increased orders from certain customers to replenish inventory that had been depleted prior to our acquisition.  The balance of the sales increases during the three and twelve month periods in 2010 were due to sales of new products to existing customers and sales to new customers from market share gains made in the fourth quarter of 2009.

Operating income for the three months ended December 31, 2010 was $1,149,000 compared to $521,000 in the comparable prior year period, an increase of $628,000.  The increase was primarily attributable to a $1,815,000 increase in gross profit as a result of the increase in sales, partially offset by a $1,187,000 increase in operating expenses.  Operating income for the year ended December 31, 2010 was $3,537,000 compared to $497,000 in the comparable prior year period, an increase of $3,040,000.   This increase was primarily attributable to a $6,796,000 increase in gross profit as a result of the increase in sales, partially offset by a $3,756,000 increase in operating expenses.

The increases in operating expenses in the 2010 periods over the comparable 2009 periods were primarily attributable to transaction and integration costs of approximately $840,000 incurred in connection with the Porta Copper Products Division acquisition during the year ended December 31, 2010 (all of which were incurred prior to the fourth quarter of 2010), additional salaries, benefits and other operating costs resulting from the Porta Copper Products Division acquisition, an increase in commissions resulting from the increase in sales and product development expenses resulting from redesigning and qualifying certain of the newly acquired products.  However, selling, general and administrative expenses decreased as a percentage of sales to 18.8% for the full year in 2010 (inclusive of the non-recurring transaction and integration costs) from 26.1% for the full year in 2009, as the costs of existing operations combined with the costs of acquired operations were absorbed over the significantly higher sales levels.

Net income for the three months ended December 31, 2010 was $760,000, or $0.05 per diluted share, compared to $154,000, or $0.01 per diluted share, for the same prior year period, an increase of $606,000.  The 2010 fourth quarter results include a tax provision of $420,000 compared to $372,000 in the same prior year period.  Net income for the year ended December 31, 2010 was $2,230,000, or $0.16 per diluted share, compared to net income of $73,000, or $0.01 per diluted share, for the same prior year period, an increase of $2,157,000.  The results for the year ended December 31, 2010 include a tax provision of $1,365,000 compared to $434,000 in the same prior year period.  The income tax provision for each period consists of amounts necessary to align our year-to-date tax provision with the effective tax rate we expect for the full year.  During the three and twelve months ended December 31, 2010 and 2009, that rate was higher than the U.S. statutory rate primarily as a result of the non-deductibility of certain share-based compensation expense for income tax purposes that has been recognized for financial statement purposes and state taxes.  For the three and twelve months ended December 31, 2010, these items were partially offset by income from Tii’s U.K. subsidiary which was taxed at a rate of 28%.  Neither the provision for taxes in 2010 nor in 2009 represents the actual cash tax payable by the Company in the ensuing year. Actual U.S. Federal income taxes owed in 2010 and 2009 was $38,000 and $26,000, respectively, due to Tii’s utilization of net operating loss carryforwards.

Kenneth A. Paladino, President and Chief Executive Officer, stated: “Our acquisition of Porta Systems’ Copper Products Division in May 2010 has provided many benefits in addition to our improved revenues and earnings.  The acquisition has provided Tii with new products and two major international Telco customers, which enable us to generate additional revenues from outside the United States and further diversify our revenue stream.

Our acquisition of Frederick Fiber Optics earlier this month, while relatively small compared to the Porta Copper Products acquisition, provides us with additional fiber optics products to supplement our existing fiber product line and is expected to accelerate our penetration into the fiber optics market.  This acquisition is not reflected in our 2010 results.

While an acquisition of the relative magnitude of the Copper Products Division makes it hard to perform quarterly comparisons on either an historic or sequential basis, it is clear that this is a great acquisition for our company.

The combination of the Copper Products Division and Frederick Fiber Optics with our legacy products and sales channels should result in a continued improvement in our financial results.”

About Tii Network Technologies, Inc.

Tii Network Technologies, Inc. (NASDAQ: TIII) headquartered in Edgewood, New York, designs, manufactures and sells products to the service providers in the communications industry for use in their networks.  Our products are typically found in the Telco Central Office, outdoors in the service providers’ distribution network, at the interface where the service providers’ network connects to the users’ network, and inside the users’ home or apartment, and are critical to the successful delivery of voice and broadband communication services. Additional information about the company can be found at www.tiinettech.com.

Forward Looking Statement

Certain statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  When used in this release, words such as "may," "should," "seek," "believe," "expect," "anticipate," "estimate," "project," "intend," "strategy" and similar expressions are intended to identify forward looking statements regarding events, conditions and financial trends that may affect our future plans, operations, business strategies, operating results and financial position. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause our actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements as a result of several factors.  We undertake no obligation to update any forward-looking statement to reflect future events. Among those factors are:

•	exposure to increases in the cost of our products, including increases in the cost of our petroleum-based plastic products and precious metals;
•	general economic and business conditions, especially as they pertain to the telecommunications industry;
•
potential changes in customers’ spending and purchasing policies and practices, which are effected by customers’ internal budgetary allotments that have been, and may continue to be, impacted by the current economic climate;

•	pressures from customers to reduce pricing without achieving a commensurate reduction in costs;
•
our ability to market and sell products to new markets beyond our principal copper-based telephone operating company (“Telco”) market which has been declining over the last several years, due principally to the impact of alternate technologies;

•	our ability to timely develop products and adapt our products to address technological changes, including changes in our principal market;
•	the ability of our contract manufacturer to obtain raw materials and components used in manufacturing our products;
•	competition in our principal market and new markets into which we have been seeking to expand;
•	our dependence on, and ability to retain, our “as-ordered” general supply agreements with certain of our principal customers and our ability to win new contracts;
•	our dependence on third parties for certain product development;
•
our dependence on products and product components from our China and Mexico contract manufacturer, including on-time delivery that could be interrupted as a result of third party labor disputes, political factors or shipping disruptions, quality control and exposure to changes in costs, including wages, and changes in the valuation of the Chinese Yuan and Mexican Peso;

•	weather and similar conditions, including the effect of typhoons or hurricanes on our contract manufacturer’s facilities in China and Mexico, which can disrupt production;
•
the effect of hurricanes in the United States which can effect the demand for our products and the effect of harsh winter conditions in the United States which can temporarily disrupt the installation of certain of our products by Telcos;

•	our ability to attract and retain technologically qualified personnel; and
•	the availability of financing on satisfactory terms.

Relating to our Recent Acquisitions:
•	our ability to successfully complete the integration of our recently acquired businesses, including their products, sales forces and employees into our business;
•	our ability to retain the general supply agreements of the acquired Copper Products Division with two significant customers;
•	our ability to penetrate the markets and customers of the acquired products with our products, and to penetrate our existing markets with the recently acquired products;
•	our ability to execute our plans with our contract manufacturer to improve gross margins of the products of the acquired Copper Products Division;
•	the stability of the Pound Sterling and Mexican Peso relative to the U.S. dollar exchange rate.

We undertake no obligation to update any forward-looking statement to reflect events after the date of this Report.

CONTACT:

Tii Network Technologies, Inc.
(631) 789-5000
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-- Statistical Tables Follow --

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (in thousands, except share and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009

Net sales	$17,785	$7,734	$54,498	$27,437
Cost of sales	13,319	5,083	38,458	18,193

Gross profit	4,466	2,651	16,040	9,244

Operating expenses:
Selling, general and administrative (including acquisition-related expenses of $840 in 2010, none of which were incurred during the fourth quarter)	2,574	1,740	10,264	7,157
Research and development	743	390	2,239	1,590
Total operating expenses	3,317	2,130	12,503	8,747

Operating income	1,149	521	3,537	497

Foreign currency transaction gain	31	-	48	-
Interest income	-	5	10	15
Interest expense	-	-	-	(5)

Income before income taxes	1,180	526	3,595	507

Income tax provision	420	372	1,365	434

Net Income	$760	$154	$2,230	$73

Foreign currency translation adjustment	6	-	147	-

Comprehensive Income	$766	$154	$2,377	$73

Net income per common share:
Basic	$0.06	$0.01	$0.16	$0.01
Diluted	$0.05	$0.01	$0.16	$0.01

Weighted average common shares outstanding:
Basic	13,723	13,595	13,677	13,582
Diluted	14,409	13,877	14,267	13,777

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share data)
	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$1,635	$5,129
Certificate of deposit	-	7,000
Accounts receivable, net of allowance of $149 and $82 at December 31, 2010 and 2009, respectively	8,269	3,468
Other receivable	396	-
Inventories, net	15,737	8,044
Deferred tax assets, net	2,091	1,100
Other current assets	463	235
Total current assets	28,591	24,976

Property, plant and equipment, net	9,350	8,020
Deferred tax assets, net	6,460	7,791
Intangible assets, net	2,656	-
Goodwill	4,102	-
Other assets, net	215	175
Total assets	$51,374	$40,962

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,697	$2,429
Accrued liabilities	1,690	688
Total current liabilities and total liabilities	10,387	3,117

Commitments and contingencies

Stockholders' equity:
Preferred stock, par value $1.00 per share; 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, par value $.01 per share; 30,000,000 shares authorized; 14,601,322 shares issued and 14,583,685 shares outstanding as of December 31, 2010, and 14,240,853 shares issued and 14,223,216 shares outstanding as of December 31, 2009	146	143
Additional paid-in capital	43,812	43,050
Accumulated deficit	(2,837)	(5,067)
Accumulated other comprehensive income - foreign currency translation	147	-
	41,268	38,126
Less: Treasury shares, at cost, 17,637 common shares at December 31, 2010 and 2009	(281)	(281)
Total stockholders' equity	40,987	37,845

Total liabilities and stockholders' equity	$51,374	$40,962